Exhibit 10.1

FIRST HORIZON CORPORATION

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

Section 1.	Purposes

This Plan is intended to help retain qualified Associates, maintain a stable work environment, and provide economic security to Participants if certain terminations of employment occur in connection with a Change in Control. The Plan is intended to be an unfunded “top hat” welfare benefit plan under ERISA. Capitalized terms used in this Section and elsewhere in the Plan are defined in Section 11.

Section 2.	Administration

(A)   Administrative Powers. The Plan Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the discretion to select Participants, interpret the Plan, prescribe, amend, and rescind rules and regulations under the Plan, and make all other determinations necessary or advisable for the administration of the Plan, subject to the provisions of the Plan. Any reasonable determination made in good faith by the Plan Administrator in carrying out, administering, or interpreting the Plan will be final and binding for all purposes and upon all interested Persons and their respective heirs, successors, and legal representatives.

(B)    Delegation. Except as specifically provided in the Plan, the Committee has the discretion to delegate any of its powers and duties hereunder to such officers and other Associates from time to time as it may designate. Each such person is treated as a Plan Administrator for purposes of the Plan. The Committee retains the authority to oversee the actions of the non-Committee Plan Administrators, and may change or end any delegation of authority at any time.

(C)    Ministerial Functions. The Plan Administrator may assign ministerial functions and duties to other Associates, external vendors, and such other service-providers as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of ministerial service-providers engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged.

Section 3.	Participation; Tiers

(A)    Tiers. In its discretion, the Committee will determine the number of different benefit levels, or “Tiers,” available under the Plan and will determine the CIC Severance Multiple that applies to each Tier, provided that no CIC Severance Multiple may exceed 3. These discretionary powers may not be delegated. The Committee’s determinations under this subsection are set forth in Schedule A to the Plan. The Company will update Schedule A to reflect changes approved by the Committee from time to time. Except for the CIC Severance Multiple, unless otherwise provided in the Plan, each Tier will provide benefits under the Plan identical to each other Tier.

(B)    Selection. From time to time, the Committee may select, in its discretion, those Eligible Associates to be offered participation in the Plan. The Committee will determine, in its discretion, which Tier will be offered to each prospective Participant. The Committee may not delegate the discretionary powers provided in this subsection. No Eligible Associate has any right to participate in the Plan, and no Participant has any right to participate in any particular Tier.

1	EXEC CIC SEVERANCE PLAN

(C)    Acceptance. Each Eligible Associate selected to participate will become a Participant when, and only when, he or she accepts participation in the Plan at the Tier offered. Acceptance of participation in the Plan must be accomplished and documented in the manner and form approved and accepted by the Plan Administrator.

(D)    Benefits and Commitments. Once a Participant has accepted participation in the Plan at a particular Tier, the Participant is contractually entitled to the benefits provided in the Plan applicable to that Tier, and the Participant is contractually committed to fulfilling the terms, conditions, and agreements required of Participants by the Plan.

Section 4.	Participant CIC Severance Event Benefits

Each benefit in this Section is subject to the requirements and conditions of subsection (G) below.

(A)    CIC Severance Cash Benefit.

(i)	Cash Benefit. If a Participant has a CIC Severance Event occur, the Company will pay, or cause to be paid, to the Participant a cash amount equal to: the CIC Severance Multiple applicable to the Participant’s Tier, multiplied by the sum of (a) the Participant’s Bonus Amount plus (b) the greater of (1) the Participant’s Base Salary as in effect immediately before the applicable Change in Control occurs or (2) the Participant’s Base Salary as in effect on the Participant’s Termination Date.

(ii)	CIC Severance Event. A “CIC Severance Event,” in relation to a particular Change in Control, means a Qualifying Termination of the Participant during the Protection Period related to that Change in Control, subject to the following:

(a)	A Qualifying Termination by the Participant for Good Reason does not constitute a CIC Severance Event if the event or circumstance giving rise to the Good Reason first occurs outside of the Protection Period.

(b)	A Qualifying Termination by the Participant for Good Reason does not constitute a CIC Severance Event if the Termination Date occurs prior to the occurrence of the Change in Control, unless the CEO (on behalf of the Company or the Board), in writing, permits the Participant to resign on the Termination Date specifically or to resign prior to the Change in Control generally.

(c)	If the Participant’s Qualifying Termination is by the Participant for Good Reason, if the event or circumstance giving rise to the Good Reason first occurs during the Protection Period, and if the Qualifying Termination occurs not more than 40 days after such event or circumstance first occurs, then such Qualifying Termination constitutes a CIC Severance Event even if the Termination Date occurs after the last day of the Protection Period.

(iii)	Protection Period. “Protection Period” generally means the period commencing with the Company’s initial public announcement, in a report or proxy statement filed under the Exchange Act, of the agreements or other actions by the Company or the Board which ultimately result in a Change in Control, and ending twenty-four months following the occurrence of such Change in Control. However, in the case of a tender or exchange offer that results in a Change in Control (“CIC Offer”), “Protection Period” means the period: (a) commencing on (1) the date that the Company or the Board publicly announce acceptance or support of the CIC Offer or (2) if acceptance or support is never announced, the date that the Person making the CIC Offer publicly announces that the Person knows or believes that the CIC Offer has sufficient support among Company shareholders to succeed in causing a Change in Control of the Company, and (b) ending twenty-four months following the occurrence of the Change in Control resulting from the CIC Offer.

(B)    Pro-Rata Benefits. If a Participant has a CIC Severance Event occur, the Company will pay, or cause to be paid, to the Participant in cash an amount equal to (i) the Participant’s Pro Rata Annual Bonus, plus (ii) the value of the Participant’s accrued (pro-rata) but unused vacation days. “Pro Rata Annual Bonus” means the Participant’s Target Annual Bonus for the year in which the Participant’s Qualifying Termination occurs, pro-rated based on the number of days in that year during which the Participant was employed and assuming a 365-day year. If for any reason the Participant is paid a bonus under Participant’s Bonus Plan for the year in

2	EXEC CIC SEVERANCE PLAN

which the Participant’s Qualifying Termination occurs, outside of the requirements of this Plan, then the Pro Rata Annual Bonus required by (ii) will be reduced (but not below zero) by the pretax, pre-deferral amount of such bonus actually paid.

(C)    Benefits related to Legacy LT Awards. In general, the provisions of each Legacy LT Award (and the plan governing that Award) will determine the treatment of that Award resulting from a Change in Control, a Qualifying Termination, or other event. However, if a Participant has a CIC Severance Event occur, then the following will supplement the provisions of each such Award:

(i)	If the CIC Severance Event relates to a Qualifying Termination by the Participant for Good Reason and if the Participant Legacy LT Award provides a worse outcome for resignation than it does for termination by the Company, then the Participant will be treated as if terminated by the Company.

(ii)	If the CIC Severance Event relates to a Qualifying Termination by the Company without Cause and if the Participant Legacy LT Award provides a worse outcome for termination by the Company than it does for resignation, then the Participant will be treated as if the Participant resigned.

(D)    Health & Welfare Benefits.

(i)	Unless the Company elects to pay cash under paragraph (ii): if a Participant has a CIC Severance Event occur, the Company will maintain the Participant’s Health & Welfare Benefits in full force and effect, and to provide such Benefits for the continued benefit of the Participant (including the Participant’s spouse and dependents, as applicable), for a period terminating on the earliest of (a) eighteen months after the Participant’s Termination Date, (b) the commencement date of substantially equivalent benefits from Participant’s new employer, or (c) the date the Participant reaches his or her Normal Retirement Age. For this purpose, such Health & Welfare Benefits will be maintained substantially as they were provided immediately prior to the Participant’s Termination Date or, if more favorable to the Participant, substantially as they were provided immediately prior to the applicable Change in Control. The Company’s obligation to maintain and continue the provision of each Health & Welfare Benefit is subject to: (1) the Participant’s continued participation in such Benefit must remain reasonably practicable for the Company Group under the general terms and provisions of such Benefit (and any applicable funding media); and (2) the Participant must continue to pay annual or periodic contributions to obtain, purchase, or support such Benefit, provided that the payment amounts and rates will be no higher than those in effect prior to Participant’s Termination Date, as applicable to the Benefit.

(ii)	In lieu of the benefits in paragraph (i), the Company may choose, in its sole discretion, to pay the Participant cash in an amount equivalent to the cost of eighteen months of Health & Welfare Benefits measured at the Termination Date or, if higher, at the time of the Change in Control. For this purpose: (a) the “cost” of the medical insurance benefit is the premium that the Participant would pay if electing to obtain COBRA coverage substantially equivalent to the coverage that would have been provided under paragraph (i); (b) the “cost” of the dental insurance benefit is the Company’s good-faith estimate of the premium that the Participant would pay if electing to obtain the dental insurance benefit provided in paragraph (i) on an individual policy basis; and (c) the “cost” of the life insurance benefit is the premium that the Participant would pay if electing to continue the portable life insurance coverage provided in paragraph (i). If life insurance coverage is not portable, the Company will estimate, in good faith, the cost to the Participant of obtaining term life insurance from the same or a similarly-rated insurer. Subject to Section 4(G) and (H), the cash payment will be made at the earliest date and in as few installments as are permissible under Section 409A of the Code taking into account any available exemptions.

(E)    Outplacement Services Benefit. If a Participant has a CIC Severance Event occur, the Company will provide the Participant with outplacement services for the shorter of (i) the period ending on the last day of the second calendar year following the calendar year during which the Participant’s Termination Date occurred or, (ii) the period ending when the Participant obtains employment with another Person. Such services will be of the kind and quality that are customary, in the Plan Administrator’s discretion, for persons in the role or having the rank of the Participant in the Company’s industry. However, the Company is not required to spend more than $25,000, in total, for such services for the Participant.

(F)    Multiple Change in Control Events. If for any reason a Participant experiences a Qualifying Termination which relates to more than one Change in Control event and more than one CIC Severance Event, the Participant is entitled to only a single set of benefits under this Section 4, all of which must relate to a single Change in Control. In that case, if the different Change in Control events result in differences in benefits under

3	EXEC CIC SEVERANCE PLAN

this Section 4, the Participant is entitled to choose which set of benefits to receive. The Company will provide the Participant with information that is reasonably necessary to allow an informed decision, which will be binding on the Participant and the Company.

(G)    Plan Benefits Require Execution & Effectiveness of Release within Release Execution Period.

(i)	Release and Timing. Notwithstanding any other provision of this Section 4, all benefits provided by this this Section 4 to a Participant who has a CIC Severance Event, and the Company’s obligations to provide those benefits to that Participant, are subject to the following requirements: (i) the Participant must execute and deliver to the Company a general release of all actual and potential claims the Participant may have against the Company Group in the form provided to the Participant by the Company Group (a “Release”); and (ii) the Release Effective Date for that Release must occur not later than the sixtieth day following the Participant’s CIC Severance Date (“Release Execution Period”). The terms and conditions of the Release will be substantially identical for all Participants similarly situated in connection with the applicable Change in Control.

(ii)	Failure to Comply Cancels Benefits. If the Participant does not execute and deliver the Release, or if the Release Effective Date does not occur within the Release Execution Period, the Participant will not be entitled to any payments or benefits provided for in this Section 4.

(H)    Timing of Certain Payments. Provided that the conditions in subsection (G) are met, all amounts payable to a Participant pursuant to subsections (A) and (B) will be paid to the Participant not later than sixty days after the Participant’s Termination Date, except that, if the Release Execution Period begins in one taxable year and ends in the subsequent taxable year, then such payment shall not occur before the first day in the later of such two taxable years. For this purpose, amounts are “paid” to a Participant if paid directly or indirectly to the Participant or the Participant’s bank or other account, if deferred in accordance with the Participant’s instructions, if withheld and remitted to taxing authorities as required by law or as directed by Participant, or if paid or applied, as directed by the Participant, for any benefit, for any obligation, or to any third Person (such as a spouse, a charity, or otherwise).

(I)    Exceptions and Exclusions.

(i)	No CIC Severance Event. If a Participant does not experience a CIC Severance Event as defined in the Plan, no benefits of this Section 4 will accrue to the Participant. Without limiting the generality of the foregoing: (a) no benefits will accrue or be paid if the Participant is terminated for Cause; and (b) no benefits will accrue or be paid if the Participant terminates employment with the Company Group without a Good Reason.

(ii)	No double-benefit. (a) If a Participant has a CIC Severance Event occur, the Participant will not be paid any amount, or receive any benefit, under or pursuant to any other plan or program calling for special severance benefits related to a change in control event (as defined in this Plan or in such other plan or program). (b) If a Participant’s employment terminates in relation to a change in control event and the Participant does not have a CIC Severance Event occur, the Participant is not precluded, by participation in this Plan, from participation in another plan or program providing a severance benefit.

(J)    No Penalty for Later Employment. Except as provided in subsections (D) and (E), the amount of any benefit provided for in this Section 4 will not be reduced, offset, or subject to recovery by the Company by reason of any compensation earned by a Participant as the result of a Participant’s employment by another employer which begins after the Participant’s Termination Date.

(K)    Advance Notice of Termination by Company Group.

(i)	Sixty Days Notice; Statement of Cause or Disability. If the Company Group determines to terminate the employment of a Participant during any Protection Period, the Company will give Notice of the decision, whether or not with Cause or due to Disability, to the Participant at least sixty days prior to the Termination Date contemplated by the Company Group. The Notice must state the contemplated Termination Date and state the applicable Cause or Disability, if any, which the Company Group believes applies. In addition:

(a)	If Cause is claimed, the Notice must state the nature of the Cause and provide reasonable detail of the facts and circumstances supporting the Company’s claim that Cause exists. An inadvertent failure

4	EXEC CIC SEVERANCE PLAN

by the Company to state any Cause in the Notice must be corrected, if at all, by giving the Participant a supplemental Notice stating the Cause and providing supporting information within ten business days after the initial termination Notice is given.

(b)	If Disability is claimed, the notice must state the nature of the Disability. If the notice fails to claim Disability as the reason for the termination, the Company will have waived its ability to claim Disability as to that Participant.

(ii)	Cause Arising after Notice Given. If the Company gives Notice pursuant to this subsection (K) without stating any Cause in that Notice or within ten business days thereafter, and if events occur during the period after Notice is given that provide the Company with Cause to terminate Participant’s employment with the Company Group, the Company is permitted to give a new Notice of termination, stating the Cause which the Company believes applies along with supporting information, without changing the original contemplated Termination Date.

(iii)	Cash in Lieu of Delay. The Company may, in its sole discretion, terminate the Participant described in paragraph (i) immediately, or upon less than sixty days advance notice, and instead pay sixty days of Base Salary to the Participant in addition to any other benefit under the Plan. The requirement in paragraph (i) to give Notice is not changed by this paragraph. For this purpose, the Company will pay Base Salary at the higher of: (a) the Participant’s Base Salary rate in effect immediately before the Change in Control, or (b) the Participant’s Base Salary rate in effect immediately before the termination Notice is given.

(L)    Certain Other Payments and Matters that are not Plan Benefits. None of the following benefits, programs, or other employment-related matters is enhanced, diminished, or otherwise affected by the Plan, none is considered a benefit of the Plan, and none is waived, released, or otherwise affected by a Participant’s Release unless expressly so provided in the Plan or in that Release:

(i)	unpaid salary accrued through a Participant’s Termination Date;

(ii)	a Participant’s accounts in a savings plan, nonqualified deferred compensation plan, or other similar deferral plan or program of the Company Group, including any rights to require a rabbi trust or other similar funding protection;

(iii)	a Participant’s rights under a pension or other funded defined-benefit retirement plan of the Company Group;

(iv)	except as provided in Section 4(C), a Participant’s rights under any Legacy or Post-CIC LT Award;

(v)	a Participant’s rights under any life or disability insurance plan or program of the Company Group, including the right to continue coverage after termination of employment, whether or not at Participant’s cost; and

(vi)	except as provided in Section 4(D), a Participant’s rights to obtain or continue health, dental, or other similar insurance coverage after termination of employment (so-called COBRA rights).

(M)   Interpretation of Section 4. The Company intends that all benefits under this Section either will comply with, or will be exempt from, Code Section 409A and the regulations thereunder. The Committee will interpret this Section, and all related provisions of the Plan, consistently with that intention.

Section 5.	Participant Agreements & Restrictions

By agreeing to participate in the Plan, each Participant makes the following agreements with the Company and Company Group:

(A)    Participant Non-Solicitation Agreement. Each Participant agrees that, from the commencement of participation in the Plan through the first anniversary of the Participant’s Termination Date, regardless of the reason for termination, the Participant will not, in any manner, directly or indirectly (without the prior written consent of the Company) solicit anyone who is then an Associate of the Company Group (or who was an Associate of the Company Group within the prior twelve months) to resign from the Company Group or to apply for or accept employment with any other business or enterprise. For this purpose, “solicit” means any direct or

5	EXEC CIC SEVERANCE PLAN

indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(B)    Participant Non-Disparagement Agreement. Each Participant agrees that: (i) from the commencement of participation in the Plan, the Participant will not, in any manner, directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander, defame, denigrate, ridicule, satirize, criticize, or otherwise disparage the Company, any other member of the Company Group, or any of its or their Affiliates, Associates, officers, or directors; and (ii) after the Participant’s termination of employment for any reason, the Participant will not, in any manner, directly or indirectly, make or publish any statement (orally or in writing) that relates, explains, or otherwise comments upon any of the circumstances concerning the termination of Participant’s employment, other than to refer inquiries to public statements made by the Company or its Chief Executive Officer.

(C)    Participant Agreement to Give Advance Notice of Departure.

(i)	Sixty Days Notice; Statement of Good Reason. During any Protection Period, each Participant agrees to give the Company Group Notice of the Participant’s decision to terminate his or her employment with the Company Group, whether or not for Good Reason, at least sixty days prior to the Termination Date contemplated by the Participant. The Notice must state the contemplated Termination Date and state the applicable Good Reason, if any, which the Participant believes applies. In addition, if a Good Reason is claimed, the Notice must state the nature of the Good Reason and provide reasonable detail of the facts and circumstances supporting the Participant’s claim that Good Reason exists. An inadvertent failure by the Participant to state any Good Reason in the Notice must be corrected, if at all, by giving the Company a supplemental Notice stating the Good Reason and providing supporting information within ten business days after the initial termination Notice is given.

(ii)	Good Reason Arising after Notice Given. If a Participant gives Notice pursuant to this subsection (C) without stating any Good Reason in that Notice or within ten business days thereafter, and if events occur during the period after Notice is given that provide the Participant with Good Reason to terminate his or her employment with the Company Group, the Participant is permitted to give a new Notice of termination, stating the Good Reason which the Participant believes applies along with supporting information, without changing the original contemplated Termination Date.

(D)    Participant Agreements regarding Confidential Information. Subject to Section 5(E), each Participant agrees, during his or her employment with the Company Group and afterward, except as the Company may otherwise expressly permit in writing:

(i)	to hold the Confidential Information in strictest confidence, and to not disclose any Confidential Information to any person except (a) with the specific prior written consent of the Board or as may be required by court order, law, government agencies with which the Company Group or the Company’s Affiliates deal in the ordinary course of their business, (b) as may be required to perform Participant’s duties, or (c) except as otherwise expressly permitted by the terms of the Plan;

(ii)	not to remove from the Company Group premises, and not to copy or otherwise record (regardless of the media), any Confidential Information, except to the extent such removal or recording is necessary for the performance of the Participant’s duties;

(iii)	that all Confidential Information and physical embodiments thereof, whether or not developed by the Participant, are the exclusive property of the Company Group or its Affiliates, Associates, or customers, as the case may be; and

(iv)	upon termination of the Participant’s employment with the Company Group, to deliver to the Company Group or the Company’s Affiliates, as applicable, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to the Company Group or its Affiliates, Associates, or customers.

(E)    Other Disclosure Exceptions. Pursuant to 18 U.S.C. § 1833(b), Participant acknowledges that Participant will not be held criminally or civilly liable by the Company Group under any federal or state trade secret law for the disclosure of a trade secret of the Company Group that (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to Participant’s attorney and (b) solely for the purpose of

6	EXEC CIC SEVERANCE PLAN

reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Participant acknowledges that if Participant files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Participant may disclose the trade secret to Participant’s attorney and use the trade secret information in the court proceeding if Participant (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in the Plan is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in the Plan prohibits or restricts Participant from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company Group.

(F)    Participant Agreement to Cooperate in Certain Legal Matters. Each Participant agrees, during his or her employment with the Company Group and afterward, to cooperate (i) with the Company Group in the defense of any legal claim involving any matter that arises during or in relation to the Participant’s employment with the Company Group, and (ii) with all government authorities on matters pertaining to any investigation, litigation, or administrative proceeding concerning the Company Group. The Company will reimburse each such Participant for all reasonable travel and out of pocket expenses incurred in providing such cooperation.

(G)    Company Group Remedies for Violation of Section 5. If a Participant violates or fails to comply with any subsection of this Section 5 (other than subsection (E), which merely provides for certain exceptions), the Company Group is entitled, in addition to any other rights and remedies available at law or equity, to cease making payments and providing benefits to the Participant under the Plan, and the Participant agrees to repay any amounts already paid to pursuant to the Plan. Because damages to the Company Group will be difficult to ascertain and because the Company Group’s remedies at law will be inadequate, among other reasons, each Participant agrees that the Company Group will be irreparably damaged if the Participant violates or fails to comply with this Section 5. Accordingly, in the event of a breach or threatened breach of the terms of this Section 5, the Company Group is, in addition to all other rights and remedies, entitled (without any bond or other security being required) to seek a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or seek a decree for specific performance, in accordance with the provisions hereof.

Section 6.	Tax Matters

(A)    Federal Excise Tax and Benefit Limitation.

(i)	Request for Best Net Result. In connection with the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), at a Participant’s direction to the Company, the Company will provide for the “Best Net” result for the Participant so that the Participant’s aggregate benefits under the Plan, when combined with all other Payments potentially subject to the Excise Tax, would be (a) paid as provided in the Plan, without reduction, or (b) reduced to $1.00 less than that amount which would trigger the Excise Tax. The Company will pay the reduced amount in (b) if such reduction would result in the Participant receiving greater aggregate benefits under the Plan, when combined with all other Payments potentially subject to the Excise Tax, after taking into account the impact of the Excise Tax on the amount in (a).

(ii)	Selection of Payments to Reduce. Any reduction of amounts payable under the Plan required by paragraph (i)(b), if applicable, will be effected by reducing first the payments under Section 4(A), unless the affected Participant chooses an alternative method of reduction which conforms to paragraph (i). Only cash amounts payable under the Plan (and no other Payments) will be reduced.

(iii)	Calculations. All calculations to be made under this Section 6(A), and determination of any assumptions that are appropriate, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and each affected Participant within fifteen business days of the receipt of notice from the Company that a Participant has requested a Best Net result, or such earlier time as is requested by the Company (collectively, the “Determination”). If the Accounting Firm is serving as accountant or auditor for the Person effecting the Change in Control, the Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder

7	EXEC CIC SEVERANCE PLAN

(which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company, and the Company will enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. The Company will instruct the Accounting Firm to furnish the Company and each Participant with (a) a written opinion stating the Firm’s estimate, for that Participant, of the amount of benefits under the Plan and the Excise Tax associated with paragraph (i)(a) and of the amount of benefits under the Plan after being reduced under paragraph (i)(b), and (b) a written opinion that the amount of benefits under the Plan after being reduced under paragraph (i)(b), when combined with all other Payments, should not trigger the Excise Tax. The Determination by the Accounting Firm will be binding upon the Company and each such Participant.

(iv)	Cooperation. The Company and each affected Participant will cooperate with any reasonable requests by the Company or Accounting Firm in connection with the Determination or with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax. The Company will pay the reasonable expenses (but not any Excise Tax, other taxes, or interest or penalties) of each Participant related to any such contests or disputes.

(v)	No Gross-Up. For the avoidance of doubt, the Plan does not obligate the Company or any member of the Company Group to pay or reimburse any Participant for the Excise Tax, any income tax, any employment tax, or any other tax associated with any payments or benefits associated with the Plan, nor any interest or penalties associated with such taxes.

(vi)	Other taxes; Participant may Reconsider. The Company is not responsible for determining a Best Net result taking income, employment, or other taxes into account, other than the Excise Tax. Within 15 business days after receiving the Determination, the Participant who requested a Best Net result may direct the Company to pay the amount under paragraph (i)(a) or paragraph (i)(b), even if that direction is inconsistent with the Best Net result determined by the Accounting Firm. The Company may require any such Participant to sign a waiver of Best Net result in that case. Payment of cash benefits under the Plan will be delayed to allow for the Participant to make a decision under this paragraph, unless the Participant waives the delay.

(B)    Section 409A of the Code; Rabbi Trust. The Company and all Participants intend that payments and benefits under the Plan comply with Section 409A of the Code (including its related regulations and rulings), to the extent subject thereto, or with an exemption thereunder. To the maximum extent permitted, the Plan will be interpreted and administered accordingly. In addition:

(i)	Possible Payment to Rabbi Trust. To the extent a Participant would otherwise be entitled to any payment under the Plan during the six months beginning on the Participant’s Termination Date that would be subject to additional tax under Section 409A of the Code (including its related regulations and rulings), (i) the payment will not be made to the Participant and instead will be made to a trust established by the Company in compliance with Revenue Procedure 92-64 (the “Rabbi Trust”) and (ii) the payment, together with earnings on it, will be paid to the Participant on the earlier of (a) the six-month anniversary of the Participant’s Termination Date or (b) the Participant’s Termination Date if employment terminates due to the Participant’s death or Disability and if the Participant is a specified employee (within the meaning of Section 409A, as determined pursuant to procedures established by the Company).

(ii)	Possible Delay of Non-Payment Benefits. To the extent a Participant would otherwise be entitled to any benefit (other than a payment) during the six months beginning on the Participant’s Termination Date that would be subject to additional tax under Section 409A, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate the Participant for the delay) on the earlier of (a) the six-month anniversary of the Participant’s Termination Date or (b) the Participant’s Termination Date if employment terminates due to the Participant’s death or Disability and if the Participant is a specified employee (within the meaning of Section 409A, as determined pursuant to procedures established by the Company).

(iii)	Rabbi Trust. The Company will bear all costs related to the establishment and operation of any Rabbi Trust. A single Rabbi Trust may be used for one or more Participants in the Plan, and also for similar arrangements, unrelated to the Plan, with other executives of the Company.

8	EXEC CIC SEVERANCE PLAN

(iv)	Other matters. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to a Participant under the Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in kind benefits provided to the Participant) during one calendar year may not affect amounts reimbursable or in kind benefits provided in any other calendar year, and any right to reimbursements or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit. The Company Group makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. In no event will the Company Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with, or non-exemption from, Section 409A.

(v)	409A Cooperation and Notice. If the Company or any Participant (a “party”) has any reason to reasonably believe, at any time, that any benefit or right to any Participant under the Plan does not comply with Section 409A or with an intended exemption from 409A, that party agrees to promptly give Notice of that belief, and the reason for holding it, to the other party. If the Company has the belief, Notice need not be given to Participants reasonably expected to be unaffected by the possible non-compliance or the non-exemption. The Notice in this paragraph, if required of the Company, may be combined with a Notice given to Participants under Section 9(B), if applicable.

(vi)	Adverse 409A Actions by the Company.

(a)	The Company will not take any action that would expose any payment or other benefit to any Participant under the Plan to the additional tax of Section 409A, unless: (1) the Company is obligated to take the action under the Plan as written or under a written agreement with the affected Participant; (2) the circumstances are such that the action taken is, or is substantially equivalent to, that action (including the taking of no action) which is the least adverse to the Participant among the practicable actions that the Company could take; (3) the Company’s action is a Least Worst Action; or (4)(x) the affected Participant requests or demands the action, (y) the Company advises the affected Participant in writing that the action may result in the imposition of the additional tax, and (z) the affected Participant subsequently requests the action in a writing that acknowledges that the Participant will be responsible for any effect of the action under Section 409A. The Company will hold any Participant harmless for any action it takes in violation of this paragraph.

(b)	For this purpose, an action by the Company is a “Least Worst Action” if: (1) a change in Section 409A or a change in circumstance material to the application of Section 409A occurs; and (2) any responsive and practicable action the Company might take, including the taking of no action, will adversely affect some Participants disproportionately more than others; and (3) the Company acts or refrains from acting, in its discretion, to balance possible and probable impacts and mitigations among the Participants as equitably as the Company, in its discretion, reasonably can estimate. Notwithstanding the foregoing, taking no action at all (which includes making no changes to existing practices and policies) always will be treated as a Least Worst Action.

(C)    Withholding Taxes. The Company has the right to withhold from any amount payable under the Plan any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation the Company Group may have under any applicable law or regulation.

Section 7.	Claims and Disputes

(A)    Claims by Participants. A Participant who believes that he or she is entitled to, but has been denied or otherwise has not received, any benefit under the Plan (the “claimant”), may make a claim for such benefit by giving Notice of such claim to the Company. The Notice of any claim for any benefit under the Plan shall be given to the Company within ninety days of the date of the alleged denial or failure giving rise to the claim, and shall state the nature of the claim, the facts and circumstances supporting the claim, the specific benefit under the Plan that was denied or not received, the amount of the benefit (if known), and the current address of the claimant. The claimant has the burden of proving the merits of the claim by a preponderance of the evidence. The Plan Administrator will review the claim and determine, on behalf of the Company, the merits of the claim

9	EXEC CIC SEVERANCE PLAN

under the terms of the Plan. In accordance with subsection (C), the Plan Administrator will cause the Company to give Notice to the claimant of its determinations regarding the claim not more than ninety days after Notice of the claim is given to the Company. However, if the Plan Administrator determines that special circumstances require an extension of time for processing the claim, the Plan Administrator will cause the Company to give Notice to the claimant (i) that special circumstances require an extension of time, (ii) describing those circumstances in reasonable detail, and (iii) stating the date by which the Plan Administrator expects to give Notice to the claimant regarding the merits of the claim, which may not be later than 180 days after claimant gives Notice of the claim to the Company. If the claimant is a Tier 1 Participant, the claimant may demand, in his or her Notice to the Company making the claim, that the Committee, rather than other Persons in the role of Plan Administrator, approve all final determinations of the merits of the claim; any such demand will be treated as a special circumstance automatically allowing 180 days for the Company to give Notice to the claimant of the Committee’s determinations of the merits of the claim.

(B)    Cooperation Pending Determination. The Plan Administrator and the claimant agree to cooperate promptly with each other’s reasonable requests for information and documents relevant to the claim.

(C)    Determination of the Merits. The Company will provide the claimant with Notice of the Plan Administrator’s determinations of the claim’s merits, in accordance with subsection (A). If the determinations are adverse to the claimant in whole or part, the Notice will set forth (i) the specific reasons for each adverse determination, (ii) references to the specific Plan provisions on which the determination is based, along with any relevant facts or circumstances, (iii) if applicable, a description of any Known Unknown which the Plan Administrator assumed to be adverse to the claimant, along with an explanation of such assumptions and how they adversely impacted the determination, and (iv) a description of the appeal procedures under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal. For purposes of this Section 7, a “Known Unknown” is an item of information or a document which the Plan Administrator knows or believes exists and could be important to determining the merits of the claim, but which was not available to the Plan Administrator.

(D)    Appeal. If a claim is denied in whole or in part, the claimant may appeal the denial by giving Notice to the Company of claimant’s request for reconsideration and further review by the Plan Administrator within sixty days after the Notice of the adverse benefit determination was given to the claimant. The Company will provide to claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim. The claimant may submit written comments, documents, records, and other information relating to the claim to the Plan Administrator within the sixty day period. The review on appeal will take into account all information and documentation submitted on appeal, whether or not it was available in the initial benefit determination. The Plan Administrator will review the appeal and, within sixty days after Notice of the appeal was given, give Notice to the claimant of the decision with respect to the appeal. However, if the Plan Administrator determines that special circumstances require an extension of time for considering the appeal, the Plan Administrator will cause the Company to give Notice to the claimant (i) that special circumstances require an extension of time, (ii) describing those circumstances in reasonable detail, and (iii) stating the date by which the Plan Administrator expects to give Notice to the claimant regarding the merits of the claim, which may not be later than 120 days after the Notice of the adverse benefit determination was given to the claimant. If the claimant is a Tier 1 Participant, the claimant may demand, in his or her Notice to the Company making the claim, that the Committee, rather than other Persons in the role of Plan Administrator, approve all final determinations of the merits of the appeal; any such demand will be treated as a special circumstance automatically allowing 120 days for the Company to give Notice to the claimant of the Committee’s determinations of the appeal.

(E)    Determination of the Appeal. The Company will provide the claimant with Notice of the Plan Administrator’s determinations of the appeal, in accordance with subsection (D). If the determinations are adverse to the claimant in whole or part, the Notice will set forth (i) the specific reasons for each adverse determination, (ii) references to the specific Plan provisions on which the determination is based, along with any relevant facts or circumstances, (iii) if applicable, a description of any Known Unknown cited in the original claim determination Notice under subsection (C) which remains a Known Unknown, and (iv) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim.

10	EXEC CIC SEVERANCE PLAN

(F)    Recourse after Appeal to Plan Administrator.

(i)	ERISA Action. If a claim is denied on appeal, the claimant has a right to bring an action under Section 502(a) of ERISA.

(ii)	Plan’s Dispute Process is Exclusive until Completed. The claimant must pursue all claims and appeals procedures provided in this Section 7 before he or she seeks any other legal recourse with respect to Plan benefits.

(iii)	Time Limit on Lawsuit. A claimant who adheres to the dispute resolution process provided in this Section 7, is not satisfied with the final outcome, and wishes to pursue legal action in court, must file such lawsuit against the Company, in a court of competent jurisdiction, (a) within six months from the date Notice of the denied appeal was given to the claimant, or (b) within three years from the claimant’s Termination Date, whichever occurs first.

(G)    Plan Administrator Discretion. The Plan Administrator has sole and absolute discretion over claims and appeals issues and determinations regardless of the timing of any such determination or exercise of any such discretion.

Section 8.	Amendment and Termination of Participation

(A)    Amendment of Participation.

(i)	Plan Amendment. Unless the Participant otherwise agrees after being given Notice as provided in this paragraph, an amendment to the Plan pursuant to Section 9(A) which adversely and materially changes a benefit to a Participant is not effective as to that Participant until immediately after the end of the longer of these periods: (a) twenty-four months after the Company gives Notice to the Participant of the change and of its effective date; or (b) any Protection Period for the Participant which commenced before Plan amendment and was ongoing at the time of amendment.

(ii)	Tier Raising. In its discretion, the Committee may raise the Tier of any Participant at any time, without the Participant’s consent. The Company will give Notice of the change to the Participant.

(iii)	Tier Lowering. Unless the Participant otherwise agrees after being given Notice as provided in this paragraph, in its discretion the Committee may lower the Tier of any Participant at any time, but the change will not be effective as to that Participant until immediately after the end of the longer of these periods: (a) twenty-four months after the Company gives Notice to the Participant of the Committee’s action and of its effective date; or (b) any Protection Period for the Participant which commenced before Committee action and was ongoing at the time of that action.

(iv)	Change in Multiple. In its discretion, the Committee may change the CIC Severance Multiple assigned to one or more of the Tiers in Schedule A at any time. As to each Participant affected by such a change: if the Participant’s CIC Severance Multiple is raised, the change will be treated as a raising of Tier under paragraph (ii); and, if the Participant’s CIC Severance Multiple is lowered, the change will be treated as a lowering of Tier under paragraph (iii).

(v)	No Delegation. The Committee authorities in paragraphs (ii), (iii), and (iv) may not be delegated.

(B)    Termination of Participation.

(i)	Withdrawal from Participation. A Participant may withdraw from participating in the Plan at any time, effective thirty days after the Participant gives Notice to the Company of such action.

(ii)	Removal from the Plan. Unless the Participant otherwise agrees with the Company after being given Notice as provided in this paragraph, in its discretion the Committee may terminate the participation of any Participant at any time, but the Participant’s removal from the Plan will not be effective until immediately after the end of the longer of these periods: (a) twenty-four months after the Company gives Notice to the Participant of the Committee’s action and of its effective date; or (b) any Protection Period for the Participant which commenced before Committee action and was ongoing at the time of that action. This discretionary power may not be delegated.

11	EXEC CIC SEVERANCE PLAN

(iii)	Effect of Termination of Plan Participation. Effective when a Participant no longer participates in the Plan, his or her benefits provided by the Plan will terminate completely and immediately, but the Participant’s agreements and commitments contained in Section 5(A), Section 5(B), Section 5(D), Section 5(E), Section 5(F), and Section 5(G) will continue and will be applied, to the extent relevant, based on the assumption that Participant experienced a Termination Date coincident with the termination of his or her participation in the Plan.

(iv)	Plan Termination. If the Plan is terminated as provided in Section 9(C), new Participants may not be added, but the Plan will continue for each then-current Participant until immediately after the end of the longer of these periods: (a) twenty-four months after Plan termination; or (b) any Protection Period for any Participant which commenced before Plan termination. Within thirty days after Plan termination, the Company will give Notice of that termination, and of the effect of this paragraph, to each then-current Participant. Plan termination will be immediately effective for each Participant who consents to termination of participation after being given such Notice.

(v)	Employment Termination.

(a)	Termination Outside of Protection Period. If a Participant’s employment with the Company Group terminates outside of a Protection Period, the Participant’s participation in the Plan will terminate immediately. However, if such a Participant reasonably demonstrates that the Participant’s termination of employment by the Company Group was without Cause and at the request or urging of a third party which took steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control, then the Participant will be treated under the Plan has having experienced a CIC Severance Event, whether or not a Change in Control ultimately occurs.

(b)	Termination During Protection Period. If a Participant’s employment with the Company Group terminates during a Protection Period, the Participant’s participation in the Plan will continue until all benefits under the Plan owed to the Participant (if any) have been paid or delivered, or otherwise have been satisfied, or, if later, until no further benefits under the Plan to the Participant can possibly arise.

Section 9.	Amendment and Termination of the Plan

(A)    General Plan Amendment. The Board may amend the Plan at any time. Effectiveness of certain amendments is subject to delay as to certain Participants, as provided in Section 8(A)(i).

(B)    Technical Compliance Plan Amendment. The Board or Plan Administrator may amend the Plan at any time and in any manner necessary to comply with, or to avoid a material and adverse outcome for the Company or the Participants under, ERISA or Section 409A. Any such amendment will be effective immediately, or otherwise as provided by the Board or Plan Administrator, without the consent of any Participant. If any such amendment is expected to have a material and adverse effect upon one or more Participants, the Company will give Notice of the change to those Participants within thirty days after effectiveness.

(C)    Plan Termination. The Board may terminate the Plan at any time. After termination, the Plan will continue in effect as provided in Section 8(B)(iv), but neither the Board nor the Committee any longer will be authorized: (i) to select new Participants, (ii) to change Schedule A, other than the addresses for Notices and to reflect the Company’s current Normal Retirement Age, or (iii) to change the Tier of any Participant.

Section 10.	Technical & Miscellaneous Matters

(A)    No Right to Employment, Position, or Pay. The Plan provides no Participant any right to employment or engagement, nor any right to any title, position, salary, bonus, or other compensation component or benefit, other than the benefits expressly provided in the Plan which are contingent on certain events occurring as

12	EXEC CIC SEVERANCE PLAN

provided in the Plan. If a Participant is an employee-at-will of the Company Group, that status is not affected by the Plan.

(B)    Risks related to Certain Regulatory Requirements.

(i)	Risk of Reduction of Payment or Benefit. To the extent required or limited by applicable law, regulation, regulatory policy, or other regulatory requirement (collectively, a “Regulatory Requirement”), the aggregate amount and/or value of the compensation paid under the Plan must not and will not exceed any limit imposed by such Regulatory Requirement. If, at the time any payment would otherwise be made to a Participant under this Plan, such payment is prohibited or limited by any Regulatory Requirement, including, without limitation, the Federal Deposit Insurance Act and 12 C.F.R. Part 359 (Golden Parachute and Indemnification Payments), or by order of primary federal banking agency of the Company or its banking subsidiary (“Primary Regulator”), the amount of such payment shall be reduced to the largest amount, if any, that may be paid at such time consistently with such statute, regulation, or order.

(ii)	Risk of Regulatory Approval. Notwithstanding anything in the Plan to the contrary, if any payment or benefit under this Plan constitutes a “golden parachute” payment as defined by the Federal Insurance Deposit Act (as amended from time to time) and/or 12 C.F.R Part 359 (as amended from time to time) or any successor rule or regulation or by any other Regulatory Requirement, and if at the time such payment or benefit is due the Company believes in good faith that it is or reasonably may be prohibited from paying or providing it without first obtaining the approval of the Primary Regulator, then the Company will, in good faith and at its sole expense, seek the approval of the Primary Regulator and provide the Regulator, with reasonable promptness, whatever information and documentation the Regulator requires. Such payment or benefit will be paid or provided only after receipt by the Company of the required written approval by the Primary Regulator, or (if applicable) written determination by the Regulator that its approval is not required. Any Participant may participate in the Primary Regulator’s review process, provided that: the Participant clearly informs the Regulator that the Participant is acting personally and not on behalf of the Company Group; the Participant sends copies to the Company of all Regulator communications; and any such agency review participation will be at the Participant’s sole expense. If the agency ultimately and finally denies approval of any such payment or benefit, the payment or benefit will not be paid or provided and will no longer be an obligation of the Company or Company Group under the Plan.

(C)    Application of Clawback Policy & Provisions. All amounts payable under the Plan to a Participant, and all benefits under the Plan related to a Bonus Amount, any annual bonus, or any LT Awards of that Participant, are subject to re-calculation and reduction to reflect application of the Clawback Policy and the Clawback Provisions to the annual bonuses underlying the Bonus Amount, any other annual bonus, or any LT Award. If any such re-calculation and reduction occurs after a payment under the Plan is made to a Participant, the Participant agrees to return to the Company the gross pre-tax amount overpaid. If the Participant does not remit the overpayment to the Company within ten business days after being given Notice of the overpayment by the Company, the Company in its discretion may apply any such overpaid amount to reduce or eliminate any other amounts or benefits still owed to the Participant under the Plan or otherwise, including unvested, unpaid, or unexercised LT Awards. The Company’s remedy in the immediately preceding sentence is not exclusive, but is in addition to any other legal or equitable remedy available to the Company to enforce its recovery rights and satisfy its recovery obligations. The Company will make all determinations for re-calculation, reduction, or recovery in its sole discretion, in accordance with applicable law and regulatory requirements. Subject to applicable regulatory requirements, including orders and other actions of the Primary Regulator, the Company will apply the Clawback Policy and Clawback Provisions to each Participant consistently with similarly situated Associates who did not experience a termination of employment connected with a Change in Control.

(D)    Governing Law. The validity, construction, and effect of the Plan will be determined in accordance with the substantive laws of the State of Tennessee, without giving effect to the conflict of law principles thereof.

(E)    Severability. If a court of competent jurisdiction determines that any provision of the Plan, in Section 5 or otherwise, is unlawful or prohibited by law as applied to a particular Participant, then that provision, as applied to that Participant, is deemed modified, reduced, or otherwise cut back to the minimum extent possible in order to preserve the original provision to the maximum extent possible, consistent with applicable law as applied to that Participant.

13	EXEC CIC SEVERANCE PLAN

(F)    Headings. Headings are given to the Sections, subsections, and other subdivisions of the Plan solely as a convenience to facilitate reference. Such headings are not in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(G)    Binding Effect; Succession.

(i)	General. The terms of the Plan are binding on the Company and its successors and assigns and the Participants and their beneficiaries, heirs, devisees, legatees, and legal representatives, and will bind any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

(ii)	If Successor is not Automatically Bound.

(a)	In the case of any Change in Control transaction in which a successor to the Company would not by paragraph (i) or by operation of law be bound by the Plan, the Company will seek from such successor its express and unconditional assumption of and agreement to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure by the Company to obtain such assumption and agreement from the successor by the fifth business day in advance of such transaction occurring: (1) will constitute Good Reason for termination of employment by each Participant, and (2) will result in the Protection Period related to that Change in Control being treated as having begun not later than five business days before such transaction occurs.

(b)	In the case of any transaction, other than a Change in Control, in which a successor to the Company would not by paragraph (i) or by operation of law be bound by the Plan, the Company will seek from such successor its express and unconditional assumption of and agreement to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure by the Company to obtain such assumption and agreement from the successor by the fifth business day in advance of such transaction occurring: (1) will constitute Good Reason for termination of employment by each Participant, (2) will result in such transaction being treated as a Change in Control for all purposes of the Plan, and (3) will result in the Protection Period related to that deemed Change in Control being treated as having begun not later than five business days before such transaction occurs.

(c)	For this purpose, “successor” means any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger or consolidation, or indirectly, by purchase of the Company’s voting securities, substantially all of the Company’s assets, or otherwise.

(iii)	Participant Death. If a Participant dies after his or her Termination Date, any amounts under the Plan that are accrued but unpaid, unless otherwise provided in the Plan, will be paid in accordance with the terms of the Plan to the executor, personal representative, or administrator of the deceased Participant’s estate.

(H)    No Third Party Beneficiaries. Except as otherwise expressly provided in the Plan, the Plan does not and will not confer any rights or remedies on any Person other than the Company and each Participant.

(I)    No Transferability; Payment to Guardian Permitted. Except as otherwise provided herein or by law, no right or interest of any Participant may be assigned or transferred, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, or in any other manner; no attempted assignment or transfer thereof will be effective; and no right or interest of any Participant will be liable for, or subject to, any obligation or liability of the Participant. When a payment is due under the Plan to a Participant whose employment with the Company Group has ended and who is unable to care for his or her affairs, the Company Group may make payment, or cause payment to be made, to the Participant’s legal guardian or personal representative.

(J)    Notices. Each notice or other communication under the Plan (“Notice”) must be given in writing at the addresses provided below. Each Notice will be deemed duly given: on the third business day following the day of the mailing thereof if sent by registered or certified U.S. Postal Service mail; on the second business day following the day of the sending thereof if sent by courier service with tracking capability, including delivery

14	EXEC CIC SEVERANCE PLAN

acknowledgement, engaged; on the day delivered, if delivered personally; and, on the day sent, if sent by electronic mail with delivery acknowledgement engaged. Notices must be sent to these addresses:

(i)	if to a Participant: at the physical or electronic mail address of the Participant provided in the Company Group’s personnel records; and

(ii)	if to the Company or Company Group: for physical delivery, at the Company’s headquarters address, addressed to the General Counsel; for electronic mail, at the General Counsel’s electronic mail address. Those addresses are set forth in Schedule A.

Notices sent to a Participant before the Participant’s Termination Date may be sent to the Participant’s regular employment-related physical and electronic addresses unless the Participant sends Notice to the Company Group requiring that personal addresses be used instead.

(K)    Waivers.

(i)	Waiver must be Explicit. Any Person’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any Person from thereafter enforcing each and every other provision of the Plan.

(ii)	Each Waiver is Specific and Unique. No waiver by the Company or any Participant at any time of any non-compliance by the other party hereto with any requirement, agreement, condition, or provision of the Plan will be treated as a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

(L)    Unfunded Obligations. Amounts to be paid and other benefits to be delivered to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to Plan obligations. Participants do not have any preference or security interest in any assets of the Company or any other member of the Company Group except as general unsecured creditors.

(M)    Other Plans, Programs, and Agreements.

(i)	Other Severance Generally. To the extent a Participant qualifies for severance benefits under another severance plan or program, the provisions of Section 4(I)(ii) will apply.

(ii)	Bonus Plan and LT Award Plan. If a provision applicable to a Participant in a Bonus Plan, or in any LT Award or its governing plan, is inconsistent with any provision of the Plan, the provision of the Plan will govern and control.

(iii)	Severance Agreement. To the extent that a Participant and the Company Group are parties to any written and legally binding employment, retention, retirement, or severance agreement and that a provision in such agreement is inconsistent with any provision of the Plan, then: (a) if the agreement is entered into after the Participant becomes a Participant in the Plan, and if the agreement expressly provides that its inconsistent provision is intended to supersede, override, or settle matters under the Plan for that Participant, the agreement’s provision will govern and control; but (b) in any other circumstance, the provision of the Plan will govern and control.

Section 11.	Definitions

As used in the Plan, the following terms have the meanings set forth below:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. An entity shall be deemed an Affiliate for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

“Associate” means an employee of the Company Group.

“Base Salary,” for a Participant at any given time, means the cash salary, expressed as a gross annual rate, payable to the Participant before any deduction or withholding for: taxes, mandatory or elective deferrals, or elective exchanges of cash salary for other forms of compensation or benefits.

15	EXEC CIC SEVERANCE PLAN

“Board” means the Board of Directors of the Company.

“Bonus Amount,” for a Participant, means the average of the gross annual bonuses finally awarded to the Participant under the Participant’s Bonus Plan for three of the five full fiscal years immediately prior to the Participant’s Termination Date,after excluding the highest and lowest of such full-year annual bonuses. However: (i) if the Participant received at least three but fewer than five full-year bonuses under the Bonus Plan, the term “Bonus Amount” means the average of the three most recent full-year annual bonuses received under the Bonus Plan without giving effect to the preceding exclusions; (ii) if the Participant received fewer than three full-year bonuses under the Bonus Plan, the term “Bonus Amount” means the average of all full-year annual bonuses received under the Bonus Plan, if any, including (as having been “received”) 100% of the Participant’s target bonus under the Bonus Plan in effect immediately prior to the Termination Date; and (iii) if any full-year bonus referred to in (i) or (ii) was determined using a formula based on a percentage of business unit pre-tax income or other similar measure of business unit operating results—including awards made under a pool arrangement where the pool was determined based on business unit pre-tax income or other similar measure—for purposes of this calculation such bonus shall not exceed the greater of 100% of the Participant’s Base Salary in effect immediately prior to the Termination Date or 100% of the Participant’s Base Salary in effect immediately prior to the Change in Control.

“Bonus Plan,” for a Participant, means the annual or other short-term performance-based cash incentive plan in which the Participant participates. As used in this Plan, none of the following constitutes a Bonus Plan: (i) a traditional discretionary cash bonus not associated with a written plan document, unless the Participant is not eligible to participate in any other Bonus Plan; (ii) a retention, service, or stay bonus unrelated, or substantially unrelated, to individual or business performance, or any written plan or program associated with such bonuses; or (iii) any stock or cash awards under the Company’s Equity Compensation Plan or any similar or successor long-term incentive plan or program, whether or not performance-based.

“Cause” means:

(i)	a Participant’s conviction of, or plea of guilty or nolo contendere (or similar plea) to, (A) a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting, or extortion, (B) a felony charge, or (C) an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations;

(ii)	a Participant’s engagement in any conduct which constitutes, or which results in, employment or service disqualification, disbarment, or prohibition under applicable law or regulations (including under banking, financial industry, or securities laws or regulations);

(iii)	a Participant’s knowing violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its Subsidiaries or affiliates is a member;

(iv)	a Participant’s substantial failure to perform his or her duties to the Company or its Subsidiaries;

(v)	a Participant’s knowing and substantial breach of any contract or agreement with the Company or its Subsidiaries;

(vi)	a Participant’s knowing violation of any policy of the Company or its Subsidiaries concerning hedging, trading, or confidential or proprietary information, or a Participant’s knowing and substantial violation of any other policy of the Company or of any of its Subsidiaries as in effect from time to time;

(vii)	a Participant’s knowing and substantial unauthorized use, taking, mis-appropriation, conversion, or disclosure of tangible or intangible property, including information, of the Company, any of its Subsidiaries, or of any Associate, director, customer, or client of the Company or any of its Subsidiaries;

(viii)	a Participant’s deliberate engagement in any act or deliberate making of any statement which substantially impairs, impugns, denigrates, disparages, or negatively reflects upon the name, reputation, or business interests of the Company or any of its Subsidiaries, or upon the name, reputation, or business interests of any Associate, director, customer, or client of the Company or any of its Subsidiaries; or

(ix)	a Participant’s deliberate engagement in any conduct substantially detrimental to the Company or its Subsidiaries.

16	EXEC CIC SEVERANCE PLAN

The determination as to whether Cause has occurred in any given instance shall be made in the sole discretion of the Board or, if so directed by the Board, by the Committee. The Board or Committee, as the case may be, shall also have the authority in its sole discretion to waive the consequences under the Plan of the existence or occurrence of any of the events, acts, or omissions constituting Cause.

“Change in Control” means the occurrence of any one of (and shall be deemed to have occurred on the date of the earliest to occur of) the following events:

(i)	individuals who, on January 26, 2021, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to that date, whose election or nomination for election was approved by a vote of at least three-fourths (3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)	any “Person” (for purposes of this definition only, as defined under Section 3(a)(9) of the Exchange Act as used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding Company Voting Securities; provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by an Associate stock ownership or Associate benefit plan or trust sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) hereof);

(iii)	consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than any Associate benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv)	consummation of a sale of all or substantially all of the Company’s assets; or

(v)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Computations required by paragraph (iii) shall be made on and as of the date of shareholder approval and shall be based on reasonable assumptions that will result in the lowest percentage obtainable. Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to have occurred solely because any

17	EXEC CIC SEVERANCE PLAN

Person acquires beneficial ownership of more than twenty percent (20%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person, a Change in Control of the Company shall then occur.

“CIC Offer” has the meaning given in Section 4(A)(iii).

“CIC Severance Date” means the date on which a Participant has a CIC Severance Event, except that the CIC Severance Date related to a CIC Severance Event that occurs prior to the occurrence of the related Change in Control will be the date of the occurrence of the Change in Control for purposes of the Plan.

“CIC Severance Event” has the meaning given in Section 4(A)(ii).

“CIC Severance Multiple,” for a particular Tier, means the multiple assigned to that Tier by the Committee in accordance with Section 3(A), as set forth on Schedule A.

“Clawback Policy” means the Compensation Recovery Policy of the Company and any successor(s) thereto, as in effect and applicable to a Participant, and also includes any Regulatory Requirement applicable to the Company or its banking subsidiary which requires the Company or the banking subsidiary to restrict or limit compensation to the Participant, and/or to recover any compensation paid in contravention of such restriction or limitation.

“Clawback Provision” means any provision of any annual bonus, Bonus Plan, LT Award, or LT Award plan providing for or requiring recovery from a Participant by the Company or other member of the Company Group of any amount paid or securities issued to the Participant.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means First Horizon Corporation, a Tennessee corporation, and its successors and assigns.

“Company Group” means the Company and its Subsidiaries.

“Company Voting Securities” means the outstanding securities issued by the Company ordinarily having the general right to vote at elections of the Company’s directors, including shares of the common capital stock of the Company, par value $0.625 per share. Securities which have only a limited right to vote, such as the right (as a class or series) to elect one or two directors but not to vote for directors generally, are not included within “Company Voting Securities.”

“Committee” means (i) the Compensation Committee of the Board or its successor committee of the Board which oversees human resources and employment functions of the Company, or (ii) whichever other Board committee is expressly designated by the Board as the administrator for this Plan.

“Confidential Information” means any and all of the following concerning the business and affairs of the Company Group or its Affiliates, Associates, or customers: trade secrets, product specifications, data, know-how, processes, graphs, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods), information concerning the business and affairs of the Company Group and its Affiliates, Associates, and customers (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personal identifying information related to Associates or customers, compensation and other financial information related to Associates or customers, health and medical information related to Associates and spouses and their dependents, policies and procedures, personnel training techniques and materials, however documented), and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company Group and its Affiliates, Associates, and customers containing or based, in whole or in part, on any information included in the foregoing. Moreover, “Confidential Information” includes any of the foregoing information that a Participant may originate, learn, have access to, or obtain, whether in tangible form or memorized. However, “Confidential Information” does not

18	EXEC CIC SEVERANCE PLAN

include any information that was or became generally available to the public other than as a result of a disclosure of such information by a Participant or any other Person under a duty to keep such information confidential.

“Disability,” in relation to a Participant, means a disability that would qualify as a total and permanent disability under the long-term disability plan then in effect at the Company or (as applicable) Subsidiary employing the Participant at the onset of such total and permanent disability, whether or not the Participant is covered by that disability plan.

Having “discretion” regarding a matter means having the sole and absolute discretionary authority to act, or to refrain from acting, in respect of that matter, subject only to limitations imposed by the Plan or by applicable law. The Plan requires the Plan Administrator to exercise all discretion on behalf of the Company Group (not on behalf of any Associate or Participant) and in good faith.

“Eligible Associate” means any Associate who is a management or highly compensated employee within the meaning of Sections 201, 301, and 404 of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excise Tax” means the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax.

“Good Reason” means, with respect to any Participant, any of the following:

(i)	an adverse change in the Participant’s status, title or position with the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in the Participant’s status, title or position as a result of a diminution in the Participant’s duties or responsibilities, or the assignment to the Participant of any duties or responsibilities which are inconsistent with such status, title, or position as in effect immediately prior to the Change in Control, or any removal of the Participant from, or any failure to reappoint or reelect the Participant to, such position;

(ii)	a reduction by the Company in the Participant’s cash salary or target amount of annual cash incentive opportunity under Participant’s Bonus Plan (including any adverse change in the formula for such annual cash incentive) as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter;

(iii)	the failure by the Company to provide the Participant with compensation plans that provide the Participant with substantially equivalent benefits in the aggregate to the compensation plans as in effect immediately prior to the Change in Control (at substantially equivalent cost to the Participant with respect to welfare benefit plans); and

(iv)	the Company’s requiring the Participant to be based at an office that is greater than 50 miles from where the Participant’s office is located immediately prior to the Change in Control;

provided, however, that: (a) an action taken in good faith and which is remedied by the Company within ten days after Company’s receipt of the objection notice thereof shall not constitute Good Reason; (b) no action or event shall constitute a Good Reason if the Participant has acknowledged to the Company in writing that a Good Reason will not arise from that action or event; and (c) no action or event shall constitute a Good Reason unless (1) the Participant has given an objection notice to the Company thereof not more than 30 days after the action first was taken or the event first occurred, and (2) the Participant has resigned not less than ten business days after the objection notice has been given to the Company and not more than 90 days after the action first was taken or the event first occurred.

“Health & Welfare Benefits” means medical, dental, and life insurance benefits provided to a Participant, and to a Participant’s spouse and dependents, in which Participant was entitled to participate, whether or not Participant did participate.

“Known Unknown” has the meaning given in Section 7(C).

“Least Worst Action” has the meaning given in Section 6(B)(vi)(b).

19	EXEC CIC SEVERANCE PLAN

“Legacy LT Award” means, in relation to any Change in Control, an LT Award granted to a Participant (i) prior to the Change in Control and (ii) not in contemplation or consideration of the Change in Control. For example, an LT Award of restricted stock units granted after a merger agreement is signed but before the merger closes, which vest only if the merger closes or only if certain merger-related goals are achieved, is not a Legacy LT Award.

“LT Award” means any stock or cash award under any Company plan or program, including, without limitation, restricted stock, restricted stock units, stock options, stock appreciation rights, and restricted cash units, in each whether or not associated with performance conditions or special retention initiatives, but excluding any bonus under a Bonus Plan other than a Retention Bonus.

“Mandatory Retirement,” for any Participant, means termination of the Participant’s employment as a result of mandatory retirement in accordance with a retirement policy of the Company or (as applicable) the Subsidiary that employs the Participant, which policy is generally applicable to the Participant and similarly situated officers, as in effect at the time of termination or, if applicable, immediately prior to a Change in Control.

“Normal Retirement Age” of a Participant means the normal or full retirement age used by the Company generally for its benefits plans and programs, as provided in Schedule A from time to time.

“Notice” has the meaning given in Section 10(J).

“Paid” has the meaning given in Section 4(H).

“Participant” means any Eligible Associate who is selected to, and agrees to, participate in the Plan in accordance with Section 3(A) and Section 3(C).

“Payment” means any payment, award, benefit, or distribution (or any acceleration of any payment, award, benefit, or distribution), whether pursuant the Plan or otherwise, by the Company Group, including by any Person with which the Company engages in a Change in Control transaction.

“Person” (other than in connection with the definition of Change in Control) means any individual, corporation, partnership, group, association, joint-stock company, limited liability company, trust, unincorporated organization, government or political subdivision thereof, or other entity.

“Plan” means this Executive Change in Control Severance Plan, as amended from time to time.

“Plan Administrator” means the Committee or any sub-committee of the Committee, and any officers or Associates authorized by the Committee or such sub-Committee from time to time to carry out one or more administrative functions related to the Plan.

“Post-CIC LT Award” means any LT Award other than a Legacy LT Award.

“Primary Regulator” has the meaning given in Section 10(B)(i).

“Pro Rata Annual Bonus” has the meaning given in Section 4(B).

“Protection Period” has the meaning given in Section 4(A)(iii).

“Qualifying Termination” means (i) the involuntary termination by the Company Group of a Participant’s employment with the Company Group, other than for Cause, death, or Disability, or (ii) the termination of a Participant’s employment with the Company Group by the Participant for Good Reason. Mandatory Retirement, as defined in the Plan, constitutes an involuntary termination by the Company Group for purposes of clause (i). The Company intends that any Qualifying Termination meet the requirements for a separation from service as defined in Treasury Regulation § 1.409A-1(h), and the Committee will interpret this definition consistently with that intention.

“Rabbi Trust” has the meaning given in Section 6(B)(i).

“Regulatory Requirement” has the meaning given in Section 10(B)(i).

“Retention Bonus” means a retention, service, or stay bonus that is primarily intended to encourage continued service and is unrelated, or substantially unrelated, to individual or business performance. To guide interpretation of this definition, Retention Bonuses may be, but rarely are, awarded in consecutive years; they need not be, but often are, associated with a project, a task, or a related timeline.

20	EXEC CIC SEVERANCE PLAN

“Release” has the meaning given in Section 4(G).

“Release Effective Date,” for a Participant who executes and delivers a Release, means the date that the Participant’s Release first becomes fully effective, fully final, and fully non-cancelable by the Participant under all applicable federal, state, and local employment and other laws applicable to the Release.

“Release Execution Period” has the meaning given in Section 4(G).

“Subsidiary” means any Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

“Successor” has the meaning given in Section 10(G)(ii).

“Target Annual Bonus,” for a Participant in relation to any given year, means the target (100%) amount of bonus opportunity established for the Participant under the Participant’s Bonus Plan.

“Termination Date,” as to a Participant, means (i) the effective date on which the Participant’s employment with the Company Group terminates, or (ii) the date the Participant dies, if the Participant is employed by the Company Group at the time of death.

“Tier” has the meaning given in Section 3(A).

“Unvested,” in reference to any outstanding LT Award under any Company plan or program, refers to an LT Award that is then outstanding with conditions to payment or exercise still unfulfilled, in accordance with the terms and conditions of the Award.

21	EXEC CIC SEVERANCE PLAN

SCHEDULE A

TIERS & CIC SEVERANCE MULTIPLES

Tier	CIC Severance Multiple
1	2.5
2	2.0
3	1.5

Company or Company Group’s current addresses (current at the time of this Schedule’s most recent updating), in accordance with Section 10(J), are as follows:

First Horizon Corporation

[add subsidiary or division, if applicable]

165 Madison Ave., 23rd Floor

Memphis, TN 38103

Attention: Charles T. Tuggle, Jr., General Counsel

[email address has been redacted]

“Normal Retirement Age” is age 65 at the time of this Schedule’s most recent updating.

A-1	EXEC CIC SEVERANCE PLAN